AMENDED AND RESTATED

ELECTRIC SERVICE CONTRACT

THIS AMENDED AND RESTATED ELECTRIC SERVICE CONTRACT, entered into as of November 06, 2008 between JEA, a body politic and corporate existing under the laws of the State of Florida, hereinafter called the Authority or JEA, and the FLORIDA PUBLIC UTILITIES COMPANY, a Florida Corporation hereinafter called the Company. Individually, Authority or Company may be referred to as "Party" and collectively, the Authority and Company may be referred to as "Parties".

RECITALS

WHEREAS, JEA (formerly Jacksonville Electric Authority) and Company entered into the original Electric Service Agreement on January 29, 1996 (hereinafter "1996 Agreement"); and

WHEREAS, the 1996 Agreement was amended by the Parties by that certain amendment dated February 7, 2000 (the “2000 Amendment"); and

WHEREAS, the Parties entered into a subsequent amendment dated September 25, 2006 (the "2006 Amendment"); and

WHEREAS, the Parties believe that it is in their best interests to Amend and Restate the 1996 Agreement to incorporate the 2000 and 2006 Amendments, and provide certain new amendments.

IN CONSIDERATION OF THE PREMISES AS SET FORTH HEREIN, and the mutual covenants and agreements hereinafter contained, the parties agree as follows:

Section 1.  Scope of Contract

Subject to the terms and conditions hereinafter set forth, the Authority shall sell and deliver to the Company and the Company shall purchase and receive from the Authority its full requirements for electric energy required by the Company herein described except that which may be generated by the Company in cases of emergency with its owned generation or which may be received from a co-generator or small power producer which the Company is legally obligated to accept under the rules of any agency having such jurisdiction. The Company shall not purchase electric energy elsewhere without the written consent of the Authority unless the Authority fails to furnish energy.

Section 2.  Term and Termination of Contract

(a) The Term shall commence at hour ending 0100 hours, January 1, 2008, and end at hour ending 2400 hours, on December 31, 2017 ("Ten Year Term"). The parties may, by mutual agreement at least thirty (30) months prior to the expiration of the Ten Year Term, extend the Ten Year Term for a period that may be mutually agreed upon by the parties.

(b) If the Florida Public Service Commission (FPSC) rejects or fails to approve in a timely manner any part of Company's request to adjust its fuel related costs based on the rates and prices that Company has agreed to pay Authority pursuant to this Agreement, the parties shall, in good faith, negotiate such amendments as may be appropriate to address the FPSC's concerns. Company shall, in its discretion, take such actions to appeal any FPSC determination, and Authority shall, in its discretion, assist in such efforts.

(c) If the FPSC rejects or fails to approve in a timely manner any part of any such request by Company to adjust its fuel related costs due to a rate adjustment under this Agreement, and the Parties negotiate but are unable to agree to changes to this Agreement to address FPSC concerns, then at Company's option, Company may terminate this Agreement by providing written notice to Authority at least one year before Company's proposed date of termination of this Agreement (the "notice period"). The rates as determined under this Agreement as appropriate will apply during the notice period.

Section 3.  Rates

The following rates shall apply during the Ten Year Term:

(a)

 For the billing period commencing 1/1/2008 through 12/31/2008:

i.

The Demand Charge shall be $7.00/kW-month

ii.

The Fuel Rate Shall be the Retail Tariff Fuel Rate, as set by the Authority from time to time.

iii.

The Other Energy Rate shall be $0.003/kWh.

(b) For the billing period commencing 1/1/2009 through 12/31/2017:

i. The Fuel Rate shall be the Retail Tariff Fuel Rate, as set by the Authority from time to time.

ii. Rates shall be set by the JEA Board of Directors in public meetings. Notice of such meetings will be given Company at least 30 days prior to such meetings. Rates shall be set to recover the fully allocated costs of serving Company based upon the Cost of Service Principles as defined in Section 3(f).

(c) During the term of this Agreement, Authority may retain reasonably credentialed and experienced electricity cost of service and rates consultants to assist Authority in preparing cost of service models, studies and reports. These studies shall follow the principles set forth in Section 3 (f). Authority will bear the costs of such consultants.

(d) Authority may update its cost of service study, where such study follows the principles set forth in Section 3(f), and adjust Company rates no more frequently than every two years, unless Authority adjusts its retail base rates sooner, in which event Authority may adjust Company rates at the time of the retail base rate adjustment. All invoice charges and billings by Authority to Company for services rendered, cannot be changed retroactively as a result of changes in rates resulting from Authority's cost of service study.

(e) Except as may be expressly stated in this Agreement, the parties agree that nothing herein shall be construed as a waiver of any rights of Company or Authority. Further, the parties agree that nothing herein shall be construed as the Company or Authority's consent or submission to the jurisdiction, or the scope of current jurisdiction, of any regulatory authority that does not, independently of this Agreement, have jurisdiction over the Company or Authority.

(f) Cost of Service Principles

i. Purpose of COS Methodology. The Cost of Service (COS) Methodology determines the allocated share of Authority's Electric Revenue Requirements attributable to Company for the services provided by Authority to Company.

ii. Authority's Revenue Requirements are determined on a cash needs basis at the direction of the Authority's Board and currently include debt service expense and coverage amounts, reserve funds, operating and maintenance expenses including fuel and non-fuel purchased power, capital outlay, taxes and levies including contributions to the City of Jacksonville, an allocated share of general overhead expenses, and expenses related to general plant and related facilities.

iii. Comparability.  Authority shall apply the COS Methodology in a manner that is not unduly discriminatory to Company, such that the total allocated cost of service for the Company shall be no greater than that implied for any other wholesale customer similarly situated as Company. The level of total charges paid by Company shall not be significantly greater than the allocated cost of service level implied by the COS Methodology.

iv.

The COS Methodology shall allocate the Authority's non-fuel Revenue Requirements to the Company on bases that reflect the peak electric demands and electric energy provided by the Authority to wholesale and retail customers.

v.

Price Terms including non-fuel energy charges and demand charges, shall not deviate significantly from that implied by the demand and energy related costs attributable to Company, which result from the COS Methodology.

(g) Termination of Transmission Service:

On January 1, 2008, Authority will no longer provide transmission service under the terms of this Agreement. Rather on or before January 1, 2008, Company must apply to and obtain Network Transmission Service from Authority, as defined by the procedures of the Authority's Open Access Transmission Tariff (OATT).

(h) JEA Resources:

Authority will continue to supply Company capacity and energy requirements from the system generation resources of Authority which may be augmented by additional system generation resources in the future. No particular generation resource of the Authority is specifically committed to supplying the generation services provided under this Amendment. Company has no right to any particular resource of the Authority.

(i)  Ancillary Services:

Authority hereby agrees to supply, as part of the generation services herein, services identified as Schedules 3 (Regulation Reserves), 4 (Energy Imbalance), 5 (Spinning Reserves), and 6 (Supplemental Reserves) in the OATT in order to facilitate self-supply of these services by Company. Provision of these services is included in the rates for generation service in this Section 3. Authority shall not charge for Reactive Supply and Voltage Control under this agreement, as the costs for such services shall be charged under the OATT.

Section 4.  Payments

Payments for the service rendered hereunder to the service location shall be made monthly on submission of a bill containing a statement of meter readings at the beginning of the billing period, end of the billing period, meter constants, energy consumption and demand, and such other pertinent data as shall be required. Payments shall be made by wire transfer to: Wachovia Bank, N.A., Jacksonville, FL, ABA No.063000021, Account No.2000010916878, within ten (10) days of the date thereof or by the 20thcalendar day of that month, whichever is later. Late payments shall accrue interest on a daily basis at JEA's then current late charge rate pursuant to JEA's Policies and Procedures. In the unlikely event that payments cannot be made by wire transfer due to storms or other similar events, payments shall be made by check, in legally available funds, within the same time frames set forth above, to JEA, 21 W. Church St., Jacksonville, FL 32202, Attention: Payment Processing CC-3.

Section 5. Company and Authority Facilities

(a) The Company shall, at its own risk and expense, furnish, install and maintain all necessary apparatus for utilizing the energy to be supplied hereunder, such as transformers, switchboards, circuit breakers, safety devices, wiring, etc., and said installation shall be of such character as will not introduce disturbances on the Authority's lines, and the apparatus shall be selected and used so as to secure the highest practicable power factor.

(b) The Authority shall have the right of general supervision over all apparatus connected to its circuits, and the manner of operation of such apparatus in the interest of the proper operation of the Authority system as a whole and the continuity of service to all its customers. The Authority reserves the right to review the operation and interconnection scheme of any generating customer of the Company which may engage in parallel operation with the Company's electrical system. The Authority may refuse to make connections, or to commence or to continue to give service unless the installation and apparatus and operation of the preceding shall meet with its approval, and approval of any municipal or other agents having lawful jurisdiction. The Company agrees to abide by any reasonable regulations which may be established by the Authority for the operation of the apparatus connected by the Company to the Authority's lines.

(c) The Company shall provide, when needed, a suitable place or building for properly housing the meters and other service equipment of the Authority, all in accordance with plans and specifications furnished by the Authority.

(d) The Authority shall provide, install and maintain the necessary watt-hour meter and its accessories of a standard manufacture for the measurement of demand and energy consumed under this Contract.

Section 6.  Service Location

The electric energy to be furnished by the Authority under this contract shall be delivered to the Company from the Nassau Substation which is located in Section 43, Township 2 North, Range 27 East, Nassau County, Florida.

Section 7.  Service Specifications

(a)

The Authority shall furnish electric service of the following characteristics at the point of delivery:

Phase	3
Wire	3
Cycles	60
Voltage	138,000
Current	Alternating
Metering Voltage	138,000
KVA Capacity	150,000 KVA

(b)

The Company shall use reasonable diligence to take and use electric energy hereunder from each of the phases in such a manner that the total energy shall be divided equally between the three phases.

(c)

Company will maintain an electrical power factor at the point of interconnection of 90% or greater. Should the power factor fall below 90% within a billing period, Company will be billed in accordance with the rate and measurement methodology of Authority's Retail Rates Tariff sheet 5.1.

Section 8.  Measurement of Energy

All electric energy furnished by the Authority hereunder shall be measured at the service location specified in Section 6 of this contract by suitable meter of standard manufacture, to be furnished, installed, maintained, calibrated and read by the Authority at its expense. In the event any meter(s) fails to register, or registers incorrectly the electric energy furnished therethrough during any month, the Authority shall determine the length of the period in such month during which such meter(s) failed to register or registered incorrectly, and the quantity of electric energy delivered during such period utilizing the Company's check metering located at the Company's Stepdown Substation (adjusted for losses), and an appropriate adjustment based thereon shall be made in the Company's bill solely for such month; provided that in no event shall an adjustment be made for any month unless such meter shall have been tested by the Authority of its own volition or at the written request of the Company within thirty (30) days from and after the date upon which the bill for such month shall have been rendered. Any meter which registers not more than ±0.5% slow or fast shall be deemed correct. No device or connection shall be maintained by the Company at the service location which will prevent any meter from registering correctly the energy used or to be used.

Section 9.  Meter Test

The Authority, at its expense, shall periodically inspect and test the meter(s) installed by it at intervals not exceeding one (1) year. At the written request of the Company, the Authority shall make additional tests of any or all of such meters in the presence of representatives of the Company. The cost of such additional tests shall be borne by the Company if the percentage of error is found to be not more than ±0.5% slow or fast.

Section 10.  Change in Load

Whenever possible, reasonable notice shall be given by the Company to the Authority respecting any material changes proposed in the connected load or in the characteristics of such load at the service location.

Section 11.  Continuity of Service and Consumption

(a) The Authority shall not be liable to the Company hereunder, nor shall the Company be liable to the Authority hereunder by reason of failure of the Authority to deliver or the Company to receive electrical energy as the result of fire, strike, riot, explosion, flood, accident, breakdown, acts of God, or the public enemy, prohibition by governmental authority or court decree, or other acts beyond the control of the party affected; it being the intention of each party to relieve the other of the obligation to supply electric energy or to receive and pay for electric energy when as a result of any of the above mentioned causes either party may be unable to deliver or use in whole or in part the electric energy contracted to be delivered or received. Both parties shall be prompt and diligent in using their best efforts to remove and overcome the cause or causes of said interruption, but nothing herein contained shall be construed as permitting the Authority to refuse to deliver or the Company to refuse to receive electric energy after the cause of interruption has been removed.

(b) The Authority does not guarantee that the supply of electric energy hereunder shall be free from interruption occasioned by any of the causes mentioned in the foregoing paragraph and it is agreed that such interruption shall not constitute a breach of this Contract on the part of the Authority and the Authority shall not be liable to the Company for damages resulting there from. In the event of such interruption of service, the Authority will restore the service as soon as it can reasonably do so and will at all times exert the greatest efforts toward the end of supplying as nearly constant service as is reasonable and practicable. In case of impaired or defective service, the Company shall immediately give notice to the nearest office of the Authority by telephone, confirming such notice in writing as soon thereafter as practicable.

Section 12.  Access to Service Location

The Company hereby grants to the Authority the right, at all reasonable times, by its duly authorized agents and employees, to enter the premises of the Company for the purpose of inspecting and repairing or removing the property of the Authority, of reading meters, or of performing any work incidental to the supplying of all services hereby contracted for.

Section 13.  Liability for Accidents

The electric energy supplied under this Contract is supplied upon the express condition that after it passes the meter equipment of the Authority, it becomes the property of the Company. The Company shall indemnify and save harmless and defend the Authority for loss, damage or injury (including death) to any person or property whatsoever resulting directly or indirectly from the use or misuse or presence of said electric energy on the Company's premises after it passes the point of delivery to the Company, except where such loss, damage or injury shall be shown to have been occasioned by the sole negligence of the Authority, its agents, servants or employees. In the event of joint negligence on the part of the company and the Authority, any loss or damages shall be apportioned in accordance with the Uniform Contribution Among Tortfeasors Act (Section 768.31, Florida Statutes) as it exists on the effective date of this Contract.

Section 14.  Default

If the Company defaults in the performance of any obligations under this Contract, the Authority will provide the Company with 30 days written notice to cure such default. If the Company fails to cure such default, the Authority may suspend service, such suspension not to interfere with the enforcement by the Authority of any other legal right or remedy, and at its option the Authority may cancel this contract in the event of any such default. No delay by the Authority in enforcing any of its rights hereunder shall be deemed a waiver of such rights, nor shall a waiver by the Authority of one of the Company's defaults be deemed a waiver of any other or subsequent default.

No dispute with reference to the amount due for electric service hereunder shall excuse the Company from paying when due the amount stated by the Authority to be due, but any amount which the Company may have so paid that is deficient or in excess of the amount actually found upon investigation to be due shall be promptly paid by the Company or the Authority with interest at the same rate indicated in Section 4, above.

Should the uncured default lie in the failure of the Company to make prompt payments of the bills in accordance with Section 4, above, then the Authority shall have the right immediately to discontinue service and this Contract shall, at the election of the Authority, be wholly at an end and the parties shall thereby be severally released from all obligations hereunder, save the rights of action then already accrued.

Section 15.  Assignment

(a) Subject to the provisions in the next sentence, this Agreement shall be binding upon Company and Authority and their respective successors and assigns; provided, however, that neither Party may assign this Agreement or any rights or obligations hereunder without first obtaining the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), the consent of any lenders, if required, and any necessary governmental or regulatory authorization, if required. No assignment shall be acceptable unless the assignee shall meet the standards of Creditworthiness, as defined herein to be a rating of Baa 1 by Moody's Investor Services, or BBB+ for Standard & Poor's (S&P) or Fitch, or, in Authority's sole discretion, meet the standards set forth in Section 19 of this Agreement. In addition, the assignee shall provide an agreement to be bound by and abide by all the terms and conditions contained in this Agreement.

(b) If the assignee shall fail to maintain the Creditworthiness standards as set forth herein, the assignee shall be required to provide Authority with notice, and provide, wi thin five (5) business days of such notice, an irrevocable letter of credit in accordance with the requirements set forth in Section 19 of this Agreement.

Section 16.  Notices

Any notice contemplated by this Contract shall be made in writing and shall be delivered in person or by deposit in the U.S. mail, first class mail, certified receipt requested, to JEA, 21 West Church Street, Jacksonville, Florida 32202, ATTENTION: CEO/Managing Director in the case of the Authority; and to FLORIDA PUBLIC UTILITIES COMPANY, Post Office Box 3395, West Palm Beach, Florida 33402-3395, ATTENTION: President as to the Company. The designation of the person to be notified or the address of such person may be changed at any time by similar notice.

Section 17.  Successors and Assigns

This Agreement shall inure to the benefit of and be binding upon any respective successors and assigns of the Parties.

Section 18.  Sole Agreement

This Amended and Restated Electric Service Contract embodies the entire Agreement and understanding between the parties hereto, and incorporates all the previous amendments to the 1996 Agreement as set forth in the Recitals stated herein, and there are no other prior agreements or understandings, oral or written with reference to the subject matter thereof that are not merged herein and superseded hereby.

Section 19.  Credit

(a) At all times during the term of this contract, Company shall maintain an acceptable standard of creditworthiness which shall be the more stringent (as to each measure) of a level equivalent to (i) that defined by Company's current commercial bank lenders at the time or (ii) (A) Total Liabilities to Tangible Net Worth less than 3.75 and (B) Fixed Charge Coverage Ratio greater than 1.50 (as both of such ratios are defined in Attachment A hereto). An example of Company's current standard of creditworthiness, as defined by its current bank lender, is shown in Attachment A.

(b) Should Company not satisfy the standards of creditworthiness defined above, Company shall notify Authority of the failure to meet either of these standards as soon as Company is aware of such failure and in no case later than when Company notifies Company's commercial bank lender(s). Company shall provide within five (5) days of such notice, the irrevocable letter of credit substantially in the form of Attachment B from either (i) a commercial bank rated no lower than Aa3/AA- by Moody's Investors Service or Standard & Poor's or (ii) a commercial bank acceptable to Authority in its sole discretion, with a term of one (1) year in the amount of the highest one month's amount due Authority for service hereunder prior to such date or $3,000,000.00, whichever is greater. In addition, Company shall require that any Commercial lender (s) shall agree to forebear from pursuing any and all remedies for default for a minimum period of 30 days following notice of such failure.

(c) Company shall not be obligated to renew such letter of credit if, during its one (1) year term or extensions thereof, Company cures the substandard condition of creditworthiness. If such letter of credit is required by the terms hereof to be renewed and Authority does not receive written evidence from the letter of credit bank by the date which is 10 days prior to the expiration date of such letter of credit of such renewal for an additional one-year period (or a new letter of credit from another bank meeting the requirements established in this Section), Authority may draw the full amount available under such letter of credit and retain such amount as a permanent deposit for amounts due hereunder. If at any time the deposit is reduced from an amount less than the full amount of such letter of credit or if such letter of credit is drawn upon and the full amount of the draw is not reinstated within five (5) days of such draw, Authority may elect to terminate its obligation hereunder to supply energy to Company.

(d) Company provides bank lenders certification reports of credit standards quarterly, and Company shall furnish the same certification reports to Authority.

Section 20.  Reps and Warrants

The parties hereby represent and warrant to each other this Amended and Restated Electric Service Contract has been duly and validly executed and delivered by such party and constitutes such party's legal, valid and binding obligation, enforceable against it in accordance with its terms. The Authority further represents and warrants that as of the date hereof, Company is not in default of any provisions of the 1996 Agreement, as amended by the 2000 Amendment, and the 2006 Amendment.

Signature Page Follows

IN WITNESS WHEREOF, JEA, and FLORIDA PUBLIC UTILITIES COMPANY, a Florida corporation, have caused this Contract to be executed and attested by their duly authorized officer on the day and date first above written.

ATTEST:

JEA

/s/ Cathy Barnwell

(SEAL)

By:

/s/ J. A. Dickenson

CEO/Managing Director

Form Approved:

/s/ Debra A. Braga

Assistant General Counsel

ATTEST

FLORIDA PUBLIC UTILITIES CO.

/s/ George M. Bachman

By: /s/ John T. English

(SEAL)

Signature

Signature

George M. Bachman

John T. English

Secretary-Treasurer

CEO

ATTACHMENT A

MAINTENANCE OF $20 M LINE OF CREDIT FROM BANK OF AMERICA

Compliance Ratios For Line Of Credit Are As Follows:

i)

Total Liabilities to Tangible Net Worth Ratio.

Maintain as at the end of each fiscal year a ratio of Total Liabilities (excluding the non- current portion of Subordinated Liabilities) to Tangible Net Worth not exceeding 4:1.

"Tangible Net Worth" means the value of the Company's total assets (excluding intangibles such as goodwill and patents) less Total Liabilities.

"Subordinated Liabilities" means liabilities subordinated to the Company's obligations to the Lender in a manner acceptable to the Lender in its sole discretion.

ii)

Fixed Charge Coverage Ratio:

Maintain a Fixed Charge Coverage Ratio of at least 1.25:1.00.

"Fixed Charge Coverage Ratio" means the ratio of (i}net income after income taxes, plus depreciation and amortization, plus interest expense, plus rent/lease expense, plus/minus the change in the value of any Interest Rate Protection Agreement to (ii) current maturities of long term debt and Capital Lease obligations, plus interest expense, plus rent/lease expense.

ATTACHMENT B

(Bank Letterhead)

[Date]

JEA

21 W. Church Street

Jacksonville, FL 32202

RE:

IRREVOCABLE LETTER OF CREDIT NO.

 U.S. $

To the [          ] Department:

We hereby issue our irrevocable, unconditional Letter of Credit No.

in favor of JEA for the account of JEA (the "Account Party").

We undertake to honor from time to time your draft or drafts on us at sight in an amount or amounts not exceeding, in the aggregate U.S. $     _

Drafts drawn hereunder must be marked "Drawn under Letter of Credit No.

, dated _____________, 2006" accompanied by your certification as follows:

Under Section [19] of the Amended and Restated Agreement dated __ , 2008 between JEA and the Florida Public Utilities, Inc. (FPU), JEA is entitled to the amount of such draw in satisfaction of certain past due amounts from FPU as defined under the current agreement.

OR

Under Section [19] of the Amended and Restated Agreement dated

-,2008 between JEA and the Florida Public Utilities, Inc., JEA is entitled to draw the full amount available to be drawn hereunder because JEA has not received written notice from you within 10 days prior to the scheduled expiration that the term of such Letter of Credit has not been extended by an additional year.

We agree that we shall have no duty or right to inquire as to the basis upon which JEA has determined to present to us any draft under this Letter of Credit and shall honor such draft upon presentation in accordance with the terms hereof. Partial drawings are permitted.

This Letter of Credit is valid until _____________, provided; however, that this Letter of Credit will be automatically extended without amendment for one (1) year from the present or any future expiry date hereof unless sixty (60) days prior to such expiry date we notify you by overnight courier or certified mail that we elect not to extend this Letter of Credit beyond the then current expiration date.

This Letter of Credit contains all the terms and conditions of this credit which shall not be altered except by reduction in amount due to corresponding payments in like amount in compliance with the above terms. We hereby waive any defense based on any allegation of fraud.

This letter of Credit is subject to the International Standby Practices, International Chamber of Commerce Publication No. 590 (the "ISP98") and the laws of the State of Florida to the extent not inconsistent therewith.

This Letter of Credit is transferable and assignable in its entirety. There are no other conditions to this Letter of Credit.

Very truly yours,

[Bank]